Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accountants

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2004 Stock Incentive Plan and the Amended and Restated Stock Incentive Plan, as amended, of Blackboard Inc. of our report dated February 10, 2004, except for the last paragraph of Note 10, as to which the date is February 18, 2004, and the last paragraph of Note 1, as to which the date is May 26, 2004, with respect to the consolidated financial statements of Blackboard Inc. included in its Registration Statement (Form S-1 No. 333-113332) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
McLean, Virginia
June 15, 2004